UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 12, 2013

VHGI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 North Court Street, Sullivan, IN	47822
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 812-268-5459 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On September 23, 2013, due to the failure of Hassan Alshaban Principal and Al Rami PureAl Rami Pure LLC to perform under the terms of the agreed upon renegotiated terms of the Equity Investment Agreement as described in Item 8.01 of this report, Lily Group Inc., a wholly-owned subsidiary of VHGI Holdings, Inc., filed a voluntarily petition for reorganization under Chapter 11 of the United States Bankruptcy Code in Bankruptcy Court for the Southern District of Indiana, case number: 13-81073-FJO-11.  Lily Group, Inc. remains in possession of its assets and continues to operate its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the filing of the Chapter 11 petition described in Item 1.03 of this report, an event of default has occurred pursuant to the terms of the $13,000,000 Note Purchase Agreement between Lily Group Inc. and Platinum Partners Credit Opportunities Master Fund LP. VHGI Holdings, Inc. is also in default of all outstanding notes and obligations  identified in the company’s 10k filed June 26, 2013.

Item 8.01	Other Events.

On September 12, 2013 Lily Group, Inc., a wholly-owned subsidiary of VHGI Holdings, Inc., notified Al Rami Pure LLC that it was terminating the Equity Investment Agreement between the parties as a result of the failure of Hassan Alshaban Principal of Al Rami Pure and Al Rami Pure LLC to perform under the terms of the agreement. Lily Group Inc. is attempting to close the final issue of the failed transaction by successfully retrieving the deposited funds placed on deposit within the UAE banks associated with this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI Holdings, Inc.

Date: September 24, 2013	By: /s/ Paul R. Risinger
Paul R. Risinger, Chief Executive Officer